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                                                                    EXHIBIT 99.1


FOR IMMEDIATE DISTRIBUTION
---------------------------

at Autobytel.com                            at FRB
Hoshi Printer                               Don Markley (general)
infoearnings@autobytel.com                  dmarkley@frb.bsmg.com
949-862-3099                                Kate Rajeck (analysts)
                                            krajeck@frb.bsmg.com
                                            415-986-1591


                          AUTOBYTEL.COM REPORTS RECORD
                       FINANCIAL RESULTS IN THIRD QUARTER

           Revenue Increases by 64 Percent, Car Requests by 75 Percent

IRVINE, CA - OCTOBER 28, 1999 -- Autobytel.com (Nasdaq: ABTL), the global leader in automotive e-commerce and services, today announced financial results for the third quarter and nine months ended September 30, 1999.

Revenue for the quarter rose to $10.6 million, a 64 percent increase over revenue of $6.5 million in the same quarter a year ago, and a 15 percent increase over revenue of $9.2 million in the second quarter of 1999.

In the third quarter, the Company recorded a one-time expense of $0.6 million related to the termination of the agreement to acquire W.G. Nichols, Inc. The net loss in the third quarter, excluding the one-time expense, was $5.7 million, or $0.32 cents per share, compared with a net loss of $5.5 million, or $0.65 per share, in the comparable period a year ago, and a net loss of $6.0 million, or $0.33 per share in the second quarter of 1999. Including the one-time charge, the net loss was $6.3 million, or $0.35 per share.

For the nine months, revenue expanded to $27.9 million, up 69 percent over revenue of $16.5 million in the first nine months of the prior year. The net loss for the nine months, excluding the one-time charge in the third quarter, was $17.8 million, or $1.19 per share, compared with a net loss of $15.5 million, or $1.85 per share, in the same period of the prior year. Including the one-time charge in the third quarter, the net loss for the nine months was $18.4 million, or $1.23 per share.

"Leadership comes from results," said Mark Lorimer, President and CEO of Autobytel.com. "Our third quarter results again demonstrate our ability to extend our lead in the automotive e-commerce marketplace and leverage our brand permission beyond our traditional new car buying program."

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autobytel.com Third Quarter Results
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"Independent sources show that Autobytel.com has more than three times the market share of its nearest competitor, and that our brand recognition by consumers is among the highest of all e-commerce companies. Our intended acquisition of CarSmart.com, which we announced recently, is expected to further widen that lead by extending our consumer reach, providing additional content, expanding our dealer network, and increasing our database of customers by 2 million," said Lorimer.

"During the quarter, we focused on developing the resources and infrastructure to drive future growth; this included deepening our management staff, adding services in our finance, insurance and maintenance programs, and strengthening our dealer support system," said Lorimer. "We currently have the most comprehensive consumer site, offering services and information throughout the lifecycle of car ownership. We are now positioned to move to the next level of industry leadership, which is to offer consumers a wide range of choices on how they purchase, take delivery of, or receive their vehicle. Our industry leading infrastructure, technology, content, and knowledge of our vertical allow Autobytel.com to quickly adapt our service to what the individual consumer wants."

Lorimer noted that the new consumer-to-consumer and dealer-to-consumer auction site launched three weeks ago already has over 1,100 vehicles listed.

According to Lorimer, the number of purchase requests sent to dealers in the third quarter reached a record 590,000, a 15 percent increase from the second quarter of 1999, and a 75 percent increase over the same quarter a year ago. The Company also reported that its network of paying dealers increased to 3,063, up from 2,865 dealers at the close of the second quarter. The percentage of revenue from related products, such as insurance and financing, and from international fees, was 12 percent in the third quarter, the highest level achieved to date.

"Autobytel.com Japan expects to launch on November 1; our strategic initiatives in Europe are growing according to plan, and we are moving forward in negotiations on a number of other strategic international agreements," said Lorimer. "Autobytel.com is certainly the most sought after brand name for online auto services outside the United States."

The Company also reported that, according to MediaMetrix, unique visitors to its site totaled 2.9 million in the third quarter, up from 2.1 million in the second quarter.

ABOUT AUTOBYTEL.COM INC.:

Internationally-branded Autobytel.com is the acknowledged leader in online automotive commerce(1). The most comprehensive automotive Internet site, Autobytel.com offers consumers a positive purchasing and ownership experience, while providing its Accredited Dealer Network with the most efficient way to reach online car buyers. As it

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autobytel.com Third Quarter Results
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assists consumers through every aspect of the automotive lifecycle,
Autobytel.com provides continuity into the next vehicle purchase. Launched in March 1995, Autobytel.com's low-cost, no-haggle car-buying program is available in the U.S., Canada (www.autobytel.ca), the United Kingdom (www.autobytel.co.uk) and Sweden (www.autobytel.se). In 1999, Autobytel.com was ranked #1 in Dealer Satisfaction with Online Buying Services for the second year in a row(2).

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel.com undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause Autobytel.com's actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, increased or unexpected competition, the failure to close the acquisition of A.I.N. Corporation, changes in A.I.N. Corporation's financial performance, and other matters disclosed in Autobytel.com's filings with the Securities and Exchange Commission.

(1) As reported by J.D. Power and Associates, Autobytel.com accounts for 45 percent of all new vehicles sold through an online service (8.23.99)

(2) J.D. Power and Associates 1998-1999 Dealer Satisfaction With Online Buying Services Studies(SM). 1999 study conducted among dealership Internet specialists who completed 1,024 individual evaluations.



                          (FINANCIAL TABLES TO FOLLOW)

 For more information on autobytel.com, at no cost, please call 1-800-PRO-INFO
              (U.S.) or 908-544-2850 (int'l), ticker symbol ABTL.

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                               autobytel.com inc.

                           CONSOLIDATED BALANCE SHEETS

                             (Amounts in thousands)

                                     ASSETS

                                                          September 30,  December 31,
                                                              1999          1998
                                                          -------------  ------------
                                                           (unaudited)
Current assets:
    Cash and cash equivalents                                $90,093       $27,984
    Accounts receivable, net                                   3,155         2,315
    Other current assets                                       2,210         1,353
                                                             -------       -------
            Total current assets                              95,458        31,652
    Property and equipment, net                                1,754         2,208
    Other assets                                                 412           347
                                                             -------       -------
            Total assets                                     $97,624       $34,207
                                                             =======       =======


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable and accrued expenses                    $10,612       $ 3,830
    Deferred revenue                                           5,570         4,008
    Other current liabilities                                    765           378
                                                             -------       -------
            Total current liabilities                         16,947         8,216
    Deferred rent                                                 70           123
                                                             -------       -------
            Total liabilities                                 17,017         8,339
    Total stockholders' equity                                80,607        25,868
                                                             -------       -------
            Total liabilities and stockholders' equity       $97,624       $34,207
                                                             =======       =======


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                               autobytel.com inc.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

             (Amounts in thousands, except share and per share data)

                                   (Unaudited)

                                               Three Months Ended September 30,      Nine Months Ended September 30,
                                               --------------------------------      -------------------------------
                                                    1999              1998               1999              1998
                                                ------------       -----------       ------------       -----------
Revenues                                        $     10,625       $     6,462       $     27,860       $    16,499
                                                ------------       -----------       ------------       -----------

Operating expenses:
    Sales and marketing                               11,049             8,320             32,033            22,249
    Product and technology
        development                                    4,216             2,352              9,798             6,216
    General and administrative                         1,789             1,480              5,149             4,016
    Acquisition costs                                    601                --                601                --
    Stock based compensation                             282                --                791                --
                                                ------------       -----------       ------------       -----------
        Total operating expenses                      17,937            12,152             48,372            32,481
                                                ------------       -----------       ------------       -----------

    Loss from operations                              (7,312)           (5,690)           (20,512)          (15,982)

Interest and other income, net                         1,031               153              2,150               501
                                                ------------       -----------       ------------       -----------

    Loss before provision for income taxes            (6,281)           (5,537)           (18,362)          (15,481)

Provision for income taxes                                10                 6                 54                31
                                                ------------       -----------       ------------       -----------

    Net loss                                    $     (6,291)      $    (5,543)      $    (18,416)      $   (15,512)
                                                ============       ===========       ============       ===========


Basic and diluted net loss per share            $      (0.35)      $     (0.65)      $      (1.23)      $     (1.85)
                                                ============       ===========       ============       ===========

Basic and diluted net loss per share
    excluding acquisition costs                 $      (0.32)      $     (0.65)      $      (1.19)      $     (1.85)
                                                ============       ===========       ============       ===========

Shares used in computing basic and diluted
    net loss per share                            17,878,188         8,487,385         14,959,928         8,395,797
                                                ============       ===========       ============       ===========